Exhibit 99.1

420 Lexington Avenue • New York, NY 10170 • (212) 869-3000 • FAX (212) 869-3989

FOR IMMEDIATE RELEASE

CONTACT:	Stacy Slater
Senior Vice President, Investment Management
Centro NP LLC
(212) 869-3000
stacy.slater@centroprop.com

Centro NP LLC Announces Results of Tender Offer for Any and All of Its 7.40% Senior Notes due 2009

NEW YORK, April 6, 2009 — Centro NP LLC (the “Company”) today announced the results of its previously announced cash tender offer (the “Tender Offer”) for any and all of its 7.40% Senior Notes due September 2009 (the “Notes”).

The Tender Offer expired at 5:00 p.m., New York City time, on Friday, April 3, 2009 (the “Expiration Date”).  As of the Expiration Date, holders had validly tendered and not validly withdrawn $121,594,000 aggregate principal amount of the Notes outstanding, or approximately 81.06% of the outstanding Notes.  All of the Notes validly tendered and not validly withdrawn have been accepted for payment by the Company, with settlement expected to occur on April 8, 2009.  All Notes purchased pursuant to the Tender Offer will be cancelled.

The Tender Offer was made pursuant to the Offer to Purchase, dated February 17, 2009 and related Letter of Transmittal, as amended by Company press releases.  J.P. Morgan Securities Inc. acted as the Dealer Manager for the Tender Offer.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation to buy any of the Notes nor is it a solicitation for acceptance of the Tender Offer.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are the Company’s current views as of the date such statements are made with respect to possible future events and financial performance.  These forward-looking statements are subject to many risks and uncertainties that could cause actual results to differ significantly from historical results or from those anticipated by the Company.  The most significant risks are detailed from time to time in the Company’s filings and reports with the Commission, including the Company’s Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  It is advisable not to place undue reliance on the Company’s forward-looking statements.  The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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